Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693
www.tcfbank.com

TCF Bank Files Lawsuit Challenging The
Durbin Amendment of the Dodd-Frank Act

— Complaint Calls Amendment Unconstitutional —

WAYZATA, MN, October 12, 2010 – TCF National Bank (“TCF”), a subsidiary of TCF Financial Corporation (NYSE:TCB), announced that today it is filing a lawsuit challenging the constitutionality of the Durbin Amendment (“the Amendment”).  Congress included this Amendment, without hearings, in the Wall Street Reform and Consumer Financial Protection Act of 2010, also known as the Dodd-Frank Act.

The Durbin Amendment orders the Federal Reserve Board to enact regulations that strictly limit the amount of interchange fees the bank can charge retailers on debit card transactions.  The Amendment directs the Federal Reserve Board to measure the processing costs of authorizing, clearing and settling debit card transactions and then to adopt regulations setting debit card interchange rates based on those costs alone.  In total, these processing costs amount to only a fraction of the total costs required to manage the debit card system and deliver the product.  The Amendment also explicitly mandates that the Federal Reserve Board ignore other costs incurred by banks associated with the creation, administration and improvement of their extensive, highly efficient, debit card systems.  Finally, the Amendment applies only to banks like TCF with $10 billion or more in assets, which constitutes just one percent of banks in the country, and exempts all others.  The thousands of banks exempted from the Amendment will be free to continue to charge retailers the current debit card interchange rate and recover all their cost plus a profit. This will result in an irrational competitive disadvantage for banks like TCF that are subject to the new regulations.

“It is unprecedented for Congress, or any regulatory agency, to mandate a fee charged in the free market that not only denies a reasonable rate of return on investment, but actually requires the rate to be lower than the incremental cost of providing the service,” said William A. Cooper, Chairman and Chief Executive Officer of TCF Financial Corporation.  “Furthermore, the Amendment affects only one percent of the nation’s banks, giving thousands of unaffected banks an unfair competitive advantage.”

“We believe these provisions violate our Constitutional rights on three separate grounds: the regulations take our property without just compensation and without Due Process of Law; and they also deny us Equal Protection under the law” Cooper said.  “The statute makes no more sense than regulating the price of a Burger King® hamburger solely to the costs of the meat and the bun.  To stay in business, Burger King has to sell burgers at prices that cover more than those costs; it also has to cover costs such as paying an employee to make the hamburger and another employee to serve it, the cost of the building and maintenance, as well as the costs incurred to advertise and promote the product.  Under the Durbin Amendment, TCF only gets to recover the cost of the bun!”

“The Durbin Amendment blatantly confiscates TCF’s assets by denying the bank an opportunity to earn a fair rate of return on its assets.  The Amendment also engages in invidious discrimination against the bank by making it impossible for it to compete on even ground with the thousands of banks that are exempted from the Amendment,” said Richard A.

Epstein, a constitutional law scholar who, along with Timothy D. Kelly of Kelly & Berens P.A., has served as counsel to TCF on this case.  “Well-established Supreme Court case law prohibits Congressional rate regulation that does not allow the bank to attract and retain the capital necessary to run its debit card business,” Epstein added.

Congress has never enacted any regulatory statute like the Durbin Amendment before: one that requires an administrative agency to order sellers of a product or service to cut their rates to a rate far below their actual cost of delivering the product or service, and then exempts ninety-nine percent of the sellers from the new confiscatory rate.  Moreover, the Durbin Amendment was a last minute addition to the Dodd-Frank Act’s comprehensive overhaul of the financial services industry.  Neither the Senate nor the House held any hearings on the provision, which would have allowed for public analysis of its most questionable provisions.  Few people in Congress, therefore, grasped its revolutionary implications and its punitive impact on the few banks subject to its restrictions.

TCF will host a teleconference to elaborate further on the reasons it chose to file this suit, at which time it will further explain the legal basis for the complaint.  Media are welcome to attend in a listen-only mode.  The teleconference will occur today, Tuesday, October 12, 2010 at 11:00 a.m. Eastern Time.  If you would like to listen to TCF’s live teleconference, please dial (877) 245-6230.  To listen to the replay of TCF’s teleconference, please dial (800) 642-1687 and enter conference ID #17047486. Replay begins two hours after the call is completed and will be available through Wednesday, October 20th.

TCF’s teleconference will also be webcast live on the Investor Relations section of TCF’s website, ir.tcfbank.com.  In addition, the teleconference will be archived for replay on the website.

TCF National Bank is a subsidiary of TCF Financial Corporation, a Wayzata, Minnesota-based bank holding company with $18 billion in total assets.  The company has 441 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

MEDIA CONTACTS:	INVESTOR CONTACT:

Stanton Communications, Inc.	TCF Financial Corporation
Angela Ruggiero	Jason Korstange
aruggiero@stantoncomm.com	jkors@tcfbank.com
(212) 616-3601	(952) 745-2755

Patrick Brady
pbrady@stantoncomm.com
(202) 223-4933

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